SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 1	☒

(Check appropriate box or boxes)

GUGGENHEIM STRATEGY FUNDS TRUST

(Exact Name of Registrant as Specified in Charter)

805 KING FARM BOULEVARD, SUITE 600, ROCKVILLE, MARYLAND 20850

(Address of Principal Executive Offices/Zip Code)

Registrant’s Telephone Number, including area code:

(301) 296-5100

Copies To:

Donald C. Cacciapaglia, President Guggenheim Strategy Funds Trust 805 King Farm Boulevard Suite 600 Rockville, MD 20850	Amy J. Lee, Chief Legal Officer Guggenheim Strategy Funds Trust 805 King Farm Boulevard Suite 600 Rockville, MD 20850

(Name and address of Agent for Service)

The following funds are each a series of Guggenheim Strategy Funds Trust (the “Trust”), a professionally managed open-end investment company:

Guggenheim Strategy Fund I

Guggenheim Strategy Fund II

Guggenheim Strategy Fund III

Guggenheim Variable Insurance Strategy Fund III

Explanatory Note

This Amendment No. 1 to the Registration Statement of the Trust on Form N-1A (File No. 811-22946) (the “Registration Statement”) is being filed under the Investment Company Act of 1940, as amended (the “1940 Act”), to amend and supplement the Trust’s Registration Statement on Form N-1A filed with the U.S. Securities and Exchange Commission (“Commission”) on March 11, 2014 (Accession No. 0001193125-14-091990), as pertaining to Part A and Part B of the series of the Trust. The Part A and Part B of the Trust’s Registration Statement, as filed, are incorporated by reference herein.

Amendment dated June 10, 2014 to the Prospectus (Part A) dated March 11, 2014 for Guggenheim Strategy Fund I, Guggenheim Strategy Fund II and Guggenheim Strategy Fund IIII and to each Statement of Additional Information (Part B) dated March 11, 2014 for Guggenheim Strategy Fund I, Guggenheim Strategy Fund II, Guggenheim Strategy Fund III and Guggenheim Variable Insurance Strategy Fund III (each a “Fund” and collectively the “Funds”), each a series of Guggenheim Strategy Funds Trust (the “Trust”)

The purposes of this amendment are as follows:

•	To notify investors that the Board of Trustees of the Trust recently approved certain changes to Guggenheim Strategy Fund I’s investment strategies that would provide the Fund with the flexibility to invest a greater degree in fixed-income securities that are below investment grade. In particular, the Board of Trustees approved a change to the Fund’s investment strategies that would permit the Fund to invest up to 10% of its total assets in fixed-income securities that are below investment grade. Previously, the Fund was permitted to invest up to 5% of its assets in fixed-income securities that were below investment grade.

•	To update the list of elected officers of the Trust.

•	To reflect the governance structure of the Trust, which was recently modified by the Board of Trustees.

This amendment provides new and additional information beyond that contained in the Prospectus (Part A) and each Statement of Additional Information (Part B) and should be read in conjunction with the Prospectus (Part A) and each Statement of Additional Information (Part B).

Prospectus (Part A)

Effective immediately, the fourth paragraph of the section titled “Principal Investment Strategies” in the Guggenheim Strategy Fund I’s Prospectus (Part A) will be deleted in its entirety and replaced with the following:

Up to 10% of the Fund’s total assets may be invested in securities that are rated below investment grade (also known as “high yield securities” or “junk bonds”), or if unrated, determined by the Investment Manager to be of comparable quality. If nationally recognized statistical rating organizations assign different ratings to the same security, the Fund will use the higher rating for purposes of determining the security’s credit quality.

Statement of Additional Information (Part B)

Effective immediately, the tables listing the trustees of the Trust are deleted and replaced in their entirety with the following:

Name, Address* and Year of Birth of Trustees	Position (s) Held with Trust	Term of Office and Length of Time Served**	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held by Trustees
Independent Trustees
Randall C. Barnes (1951)	Trustee	Since 2013	Current: Private Investor (2001-present). Former: Senior Vice President and Treasurer, PepsiCo, Inc. (1993-1997); President, Pizza Hut International (1991-1993); Senior Vice President, Strategic Planning and New Business Development, PepsiCo, Inc. (1987-1990).	86	None.

Donald A. Chubb, Jr. (1946)	Trustee and Vice Chairman of the Board	Since 2013	Current: Business broker and manager of commercial real estate, Griffith & Blair, Inc. (1997-present).	82	None.

Jerry B. Farley (1946)	Trustee and Vice Chairman of the Audit Committee	Since 2013	Current: President, Washburn University (1997-present).	82	Current: Westar Energy, Inc. (2004-present); CoreFirst Bank & Trust (2000-present).

Roman Friedrich III (1946)	Trustee and Chairman of the Contracts Review Committee	Since 2013	Current: Founder and President, Roman Friedrich & Company (1998-present). Former: Senior Managing Director, MLV & Co. LLC (2010-2011).	82

Current: Mercator Minerals Ltd. (2013-present); First Americas Gold Corp. (2012-present); Zincore Metals, Inc. (2009-present).

Former: Blue Sky Uranium Corp. (2011-2012); Axiom Gold and Silver Corp. (2011-2012); Stratagold Corp. (2003-2009); GFM Resources Ltd. (2005-2010).

Robert B. Karn III (1942)	Trustee and Chairman of the Audit Committee	Since 2013	Current: Consultant (1998-present). Former: Arthur Andersen (1965-1997) and Managing Partner, Financial and Economic Consulting, St. Louis office (1987-1997).	82	Current: Peabody Energy Company (2003-present); GP Natural Resource Partners, LLC (2002-present).

Ronald A. Nyberg (1953)	Trustee and Chairman of the Nominating and Governance Committee	Since 2013	Current: Partner, Nyberg & Cassioppi, LLC (2000-present). Former: Executive Vice President, General Counsel, and Corporate Secretary, Van Kampen Investments (1982-1999).	88	None.

Maynard F. Oliverius (1943)	Trustee and Vice Chairman of the Contracts Review Committee	Since 2013	Retired. Former: President and CEO, Stormont-Vail HealthCare (1996-2012).	82	None.

Ronald E. Toupin, Jr. (1958)	Trustee and Chairman of the Board	Since 2013	Current: Portfolio Consultant (2010-present). Former: Vice President, Manager and Portfolio Manager, Nuveen Asset Management (1998-1999); Vice President, Nuveen Investment Advisory Corp. (1992-1999); Vice President and Manager, Nuveen Unit Investment Trusts (1991-1999); and Assistant Vice President and Portfolio Manager, Nuveen Unit Investment Trusts (1988-1999), each of John Nuveen & Co., Inc. (1982-1999).	85	Former: Bennett Group of Funds (2011-2013).
Interested Trustee
Donald C. Cacciapaglia (1951)	President, Chief Executive Officer and Trustee	Since 2013	Current: President and CEO, certain other funds in the Fund Complex (2012-present); Vice Chairman, Guggenheim Investments (2010-present). Former: Chairman and CEO, Channel Capital Group, Inc. (2002-2010).	214	Current: Delaware Life (2013-present); Guggenheim Life and Annuity Company (2011-present); Paragon Life Insurance Company of Indiana (2011-present).

*	The business address of each Trustee is c/o Guggenheim Investments, 805 King Farm Boulevard, Suite 600, Rockville, Maryland 20850.
**	Each Trustee serves an indefinite term, until his successor is elected and qualified.

Effective immediately, the tables listing the officers of the Trust are deleted and replaced in their entirety with the following:

Name, Address* and Year of Birth of the Officers	Position(s) held with the Trust	Term of Office and Length of Time Served**	Principal Occupation(s) during the Past 5 Years
Joseph M. Arruda (1966)	Assistant Treasurer	Since 2013

Current: Assistant Treasurer, certain other funds in the Fund Complex (2006-present); Vice President, Security Investors, LLC (2010-present); CFO and Manager, Guggenheim Specialized Products, LLC (2009-present).

Former: Vice President, Security Global Investors, LLC (2010-2011); Vice President, Rydex Advisors, LLC (2010); Vice President, Rydex Advisors II, LLC (2010).

William H. Belden, III (1965)	Vice President	Since 2014

Current: Vice President, certain other funds in the Fund Complex (2006-present); Managing Director, Guggenheim Funds Investment Advisors, LLC (2005-present).

Former: Vice President of Management, Northern Trust Global Investments (1999-2005).

Mark J. Furjanic (1959)	Assistant Treasurer	Since 2014	Current: Vice President, Guggenheim Investments (2005-present); Assistant Treasurer, certain other funds in the Fund Complex (2008-present). Former: Senior Manager, Ernst & Young LLP (1999-2005).

James Howley (1972)	Assistant Treasurer	Since 2014

Current: Director, Guggenheim Investments (2004-present); Assistant Treasurer, certain other funds in the Fund Complex (2006-present).

Former: Manager, Mutual Fund Administration of Van Kampen Investments, Inc. (1996-2004).

Amy J. Lee (1961)	Vice President and Chief Legal Officer	Since 2013

Current: Chief Legal Officer, certain other funds in the Fund Complex (2013-present); Senior Managing Director, Guggenheim Investments (2012-present).

Former: Vice President, Associate General Counsel and Assistant Secretary, Security Benefit Life Insurance Company and Security Benefit Corporation (2004-2012).

Derek Maltbie (1972)	Assistant Treasurer	Since 2014

Current: Vice President, Guggenheim Investments (2012-present); Assistant Treasurer, certain other funds in the Fund Complex (2011-present).

Former: Assistant Vice President, Guggenheim Funds Investment Advisors, LLC (2005-2011); Supervisor, Mutual Fund Administration, Van Kampen Investments, Inc. (1995-2005).

Mark E. Mathiasen (1978)	Secretary	Since 2014	Current: Secretary, certain other funds in the Fund Complex (2007-present); Managing Director, Guggenheim Investments (2007-present).

Michael P. Megaris (1984)	Assistant Secretary	Since 2014

Current: Assistant Secretary, certain other funds in the Fund Complex (April 2014-present); Associate, Guggenheim Investments (2012-present).

Former: J.D., University of Kansas School of Law (2009-2012).

Elisabeth Miller (1968)	Chief Compliance Officer	Since 2013

Current: CCO, certain other funds in the Fund Complex (2012-present); CCO, Security Investors, LLC (2012-present); CCO, Guggenheim Funds Investment Advisors, LLC (2012-present); Vice President, Guggenheim Funds Distributors, LLC (March 2014-present).

Former: CCO, Guggenheim Distributors, LLC (2009-March 2014); Senior Manager, Security Investors, LLC (2004-2009); Senior Manager, Guggenheim Distributors, LLC (2004-2009).

Alison Santay (1974)	AML Officer	Since 2013

Current: AML Officer, certain other funds in the Fund Complex (2010-present); Director and AML Officer, Rydex Fund Services, LLC (2010-present); AML Officer, Security Investors, LLC (2010-present); Director, Shareholder Risk and Compliance, Rydex Fund Services, LLC (2004-present).

Former: AML Officer, Guggenheim Distributors, LLC (2013-March 2014).

Kimberly Scott (1974)	Assistant Treasurer	Since 2014

Current: Vice President, Guggenheim Investments (2012-present); Assistant Treasurer, certain other funds in the Fund Complex (2012-present).

Former: Financial Reporting Manager, Invesco, Ltd. (2010-2011); Vice President/Assistant Treasurer, Mutual Fund Administration for Van Kampen Investments, Inc./Morgan Stanley Investment Management (2009-2010); Manager of Mutual Fund Administration, Van Kampen Investments, Inc./Morgan Stanley Investment Management (2005-2009).

Bryan Stone (1979)	Vice President	Since 2014

Current: Vice President, certain other funds in the Fund Complex (April 2014-present); Director, Guggenheim Investments (2013-present).

Former: Senior Vice President, Neuberger Berman Group LLC (2009-2013); Vice President, Morgan Stanley (2002-2009).

John L. Sullivan (1955)	Chief Financial Officer and Treasurer	Since 2013

Current: CFO, Chief Accounting Officer and Treasurer, certain other funds in the Fund Complex (2010-present); Senior Managing Director, Guggenheim Investments (2010-present).

Former: Managing Director and CCO, each of the funds in the Van Kampen Investments fund complex (2004-2010); Managing Director and Head of Fund Accounting and Administration, Morgan Stanley Investment Management (2002-2004); CFO and Treasurer, Van Kampen Funds (1996-2004).

*	The business address of each officer is c/o Guggenheim Investments, 805 King Farm Boulevard, Suite 600, Rockville, Maryland 20850.
**	Each officer serves an indefinite term, until his or her successor is duly elected and qualified.

The section titled “Board Committees” is deleted and replaced in its entirety with the following:

BOARD COMMITTEES

Audit Committee—Messrs. Barnes, Chubb, Friedrich, Karn, Nyberg, Oliverius and Toupin and Dr. Farley, who are not “interested persons” of the Trust, as defined in the 1940 Act, serve on the Trust’s Audit Committee. The Audit Committee is generally responsible for reviewing and evaluating issues related to the accounting and financial reporting policies and internal controls of the Trust and, as appropriate, the internal controls of certain service providers, overseeing the quality and objectivity of the Trust’s financial statements and the audit thereof and acting as a liaison between the Board and the Trust’s independent registered public accounting firm. As the Trust is newly organized, there were no Audit Committee meetings held during the last fiscal year.

Contracts Review Committee—Messrs. Barnes, Chubb, Friedrich, Karn, Nyberg, Oliverius and Toupin and Dr. Farley, who are not “interested persons” of the Trust, as defined in the 1940 Act, serve on the Trust’s Contracts Review Committee. The purpose of the Contracts Review Committee is to assist the Board in overseeing certain contracts to which the Trust, on behalf of each Fund, is or is proposed to be a party to ensure that the interests of the Funds and their shareholders are served by the terms of these contracts. The Committee’s primary function is to oversee the process of evaluating existing investment advisory and subadvisory agreements, administration agreements, distribution agreements and distribution and/or shareholder services plans pursuant to Rule 12b-1 under the 1940 Act. In addition, at its discretion or at the request of the Board, the Committee reviews and makes recommendations to the Board with respect to any contract to which the Trust on behalf of a Fund is or is proposed to be a party. As the Trust is newly organized, there were no Contracts Review Committee meetings held during the last fiscal year.

Executive Committee—Messrs. Toupin and Chubb, who are not “interested persons” of the Trust, as defined in the 1940 Act, serve on the Trust’s Executive Committee. In between meetings of the full Board, the Executive Committee generally may exercise all the powers of the full Board in the management of the business of the Trust. However, the Executive Committee cannot, among other things, authorize dividends or distributions on shares, amend the bylaws or recommend to the shareholders any action which requires shareholder approval. As the Trust is newly organized, there were no Executive Committee meetings held during the last fiscal year.

Nominating and Governance Committee—Messrs. Barnes, Chubb, Friedrich, Karn, Nyberg, Oliverius and Toupin and Dr. Farley, who are not “interested persons” of the Trust, as defined in the 1940 Act, serve on the Trust’s Nominating and Governance Committee. The Nominating and Governance Committee is responsible for recommending qualified candidates to the Board in the event that a position is vacated or created. The Nominating and Governance Committee would consider recommendations by shareholders if a vacancy were to exist and shall assess shareholder recommendations in the same manner as it reviews its own candidates. Such recommendations should be submitted to the Secretary of the Trust. The Trust does not have a standing compensation committee. As the Trust is newly organized, there were no Nominating and Governance Committee meetings held during the last fiscal year.

The first three paragraphs in the section titled “Remuneration of Trustees” are deleted and replaced with the following:

REMUNERATION OF TRUSTEES

The Independent Trustees of the Trust receive from the Fund Complex a general retainer of $232,000 for service on covered boards. Additional annual retainer fees are paid as follows: $40,000 to the Independent Chair of the Board; $6,000 to the Independent Vice Chair of the Board; $6,000 to the Audit Committee Chair; $6,000 to the Audit Committee Vice Chair; $6,000 to the Contracts Review Committee Chair; $6,000 to the Contracts Review Committee Vice Chair; and $6,000 to the Nominating and Governance Committee Chair. In addition, fees are paid for special Board or

Committee meetings, with $5,000 paid for a special in-person Board meeting; $5,000 paid for a special in-person Committee meeting; and $1,000 for a special telephone Board or Committee meeting. Each Fund pays proportionately its respective share of Independent Trustees’ fees and expenses based on relative net assets. The Independent Trustees had a different compensation structure prior to April 3, 2014.

The Investment Manager compensates its officers and directors who may also serve as officers or Trustees of the Trust. The Funds do not pay any fees to, or reimburse expenses of, Trustees who are considered “interested persons” of the Funds. The table below includes certain information relating to the aggregate compensation paid by the Funds to each of the Independent Trustees and by the Fund Complex to each of the Independent Trustees during the fiscal year ended September 30, 2013, unless otherwise indicated. Each of the Trustees is a trustee or director of other registered investment companies in the Fund Complex, which includes all closed- and open-end funds (including all of their portfolios) advised by the Investment Manager and any funds that have an investment adviser or servicing agent that is an affiliated person of the Investment Manager.

PLEASE BE SURE TO RETAIN THIS INFORMATION FOR FUTURE REFERENCE.

GUGGENHEIM STRATEGY FUNDS TRUST

PART C. OTHER INFORMATION

Item 28.	Exhibits

(a)	Declaration of Trust(2)

(b)	Bylaws(2)

(c)	Reserved

(d)	(1) Investment Management Agreement(2)

(2) Transfer Agency Agreement(2)

(3) Fund Accounting and Administration Agreement(2)

(e)	Distribution Agreement(2)

(f)	Not applicable

(g)	(1) Custodian Agreement–The Bank of New York Mellon(1)

(2) Amended Schedule II to the Custodian Agreement(2)

(h)	Not applicable

(i)	Not applicable

(j)	Not applicable

(k)	Not applicable

(l)	Not applicable

(m)	Not applicable

(n)	Not Applicable

(o)	Reserved

(p)	(1) Code of Ethics of the Registrant(2)

(2) Code of Ethics of Guggenheim Partners Investment Management, LLC(2)

(3) Code of Ethics of Guggenheim Funds Distributors, LLC(2)

(q)	Not Applicable

(1)	Incorporated by reference to the Exhibits filed with SBL Fund’s Post-Effective Amendment No. 69 to Registration Statement 2-59353 (filed April 30, 2013).

(2)	Incorporated herein by reference to the Exhibits filed with the Registration Statement of Guggenheim Strategy Funds Trust (filed under 811-22946) (filed March 11, 2014).

Item 29.	Persons Controlled by or Under Common Control with Registrant

The Board of Trustees of the Registrant is the same as the board of certain other registrants, each of which has Guggenheim Partners Investment Management, LLC (“GPIM”), or its affiliate, as its investment adviser. In addition, the officers of the Registrant are substantially identical to those of the other registrants. Nonetheless, the Registrant takes the position that it is not under common control with the other registrants because the power residing in the respective boards and officers arises as the result of an official position with the respective corporations.

Item 30.	Indemnification

Article VII, Section III of the Registrant’s Declaration of Trust, which is filed hereunder, provides for indemnification of the Trustees, officers, employees and other agents of the Registrant who are parties pursuant to any proceeding by reason of their actions performed in their scope of service on behalf of the Trust.

A policy of insurance covering the Registrant and certain other registrants advised by GPIM or its affiliates, as well as Security Investors, LLC, Guggenheim Funds Distributors, LLC, and Rydex Fund Services, LLC, insures the Registrant’s trustees and officers against liability arising by reason of an alleged breach of duty caused by any negligent act, error or accidental omission in the scope of their duties. The independent trustees are also covered under a joint independent directors liability (“IDL”) insurance policy that covers the independent trustees of the other registrants.

Item 31.	Business or Other Connections of Investment Adviser

GPIM serves as investment adviser for Guggenheim Strategy Fund I, Guggenheim Strategy Fund II, Guggenheim Strategy Fund III and Guggenheim Variable Insurance Strategy Fund III. GPIM is primarily engaged in the provision of investment advisory and management services to registered investment companies and private accounts. The directors and officers of GPIM consist primarily of persons who during the past two years have been active in the investment management business. To the knowledge of the Registrant, except as set forth below, as applicable, none of the directors or executive officers of GPIM is or has been at any time during the past two fiscal years engaged in any other business, profession, vocation or employment of a substantial nature. Information as to the executive officers and directors of GPIM is included in its Form ADV as filed with the SEC
(File No. 801-66786) pursuant to the Investment Advisers Act of 1940, as amended.

Item 32.	Principal Underwriters

(a)	Guggenheim Funds Distributors, LLC serves as the principal underwriter for the Registrant, Guggenheim Funds Trust, Guggenheim Variable Funds Trust, Guggenheim Strategy Funds Trust, SBL Fund, Rydex Series Funds, Rydex ETF Trust, Rydex Variable Trust, Rydex Dynamic Funds, Claymore Exchange-Traded Fund Trust and Claymore Exchange-Traded Fund Trust 2.

(b)	The following information is furnished with respect to the directors and officers of Guggenheim Funds Distributors, LLC:

(1) Name and Principal Business Address	(2) Position and Offices with Underwriter	(3) Position and Offices with Registrant

Donald Cacciapaglia 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Chief Executive Officer and President	President and Director

Dominick Colgiandro 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Chief Operating Officer	None

Dennis R. Metzger 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Chief Compliance Officer	None

Kevin M. McGovern 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Vice President	None

Julie Jacques One Security Benefit Place Topeka, KS 66636	Chief Financial Officer and Treasurer	None

Amy J. Lee 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Vice President and Secretary	Vice President and Chief Legal Officer

Elisabeth A. Miller 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Vice President	Chief Compliance Officer

Douglas Mangini 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Senior Vice President	None

William Belden 227 West Monroe Street Chicago, IL 60606	Vice President	Vice President

(c)	Not applicable.

Item 33.	Location of Accounts and Records

Certain accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules promulgated thereunder are maintained by Guggenheim Partners Investment Management, LLC, One Security Benefit Place, Topeka, Kansas 66636-0001, 805 King Farm Blvd., Suite 600, Rockville, MD 20850, 330 Madison Avenue, 10th Floor, New York, New York 10017, 100 Wilshire Boulevard, 5th Floor, Santa Monica, CA 90401, 9401 Indian Creek Parkway, 40 Corporate Woods, Suite 850, Overland Park, KS 66210, and 94 N. Broadway, Irvington, NY 10533. Records relating to the duties of the Registrant’s custodian are maintained by The Bank of New York Mellon, 2 Hanson Place, 9th Floor, Brooklyn, New York 11217.

Item 34.	Management Services

Not applicable.

Item 35.	Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, and State of Maryland on the 10th day of June 2014.

GUGGENHEIM STRATEGY FUNDS TRUST (Registrant)

By:	DONALD C. CACCIAPAGLIA
Donald C. Cacciapaglia, President

EXHIBIT LIST

None